Exhibit 99.1

Pacific Gold Corp. Announces Stock Dividend

Shareholders of Record as of March 2, 2009 to Receive Ownership Stake in Oregon Gold

TORONTO, February 20, 2009 – Pacific Gold Corp. (OTCBB: PCFG) announced today  that its directors have approved the issuance of  shares representing approximately 20% of its ownership interest in its wholly-owned subsidiary, Oregon Gold, Inc. (“Oregon Gold”)  to the shareholders of Pacific Gold Corp. via a stock dividend. Oregon Gold owns the Bear Bench claims and Defiance mine, located in south-western Oregon

Shareholders of record on March 2, 2009 will receive approximately one share of Oregon Gold, Inc. for each one hundred shares of Pacific Gold Corp. that they hold on the record date.

Shares will be distributed by the Oregon Gold transfer agent on March 9, 2009. The stock is expected to commence trading on the Over-the-Counter Bulletin  Board shortly thereafter.

To find out more about Pacific Gold Corp. (OTCBB: PCFG), visit the Company’s website at www.pacificgoldcorp.com. Or contact the Company directly at 416-214-1483.

About the Company

Pacific Gold Corp.’s business plan provides for the acquisition and development of production-ready and in-production mining operations. The company is focused on alluvial gold and base metals operations located in western North America. Pacific Gold Corp. owns five operating subsidiaries: Nevada Rae Gold, Inc. ("Nevada Rae") owns and operates the Black Rock Canyon gold mine, located in north-central Nevada; Pilot Mountain Resources Inc. ("Pilot Mountain") owns Project W, a large tungsten based deposit in Nevada; Fernley Gold, Inc. ("Fernley Gold") acquired exclusive lease rights to mine the Lower Olinghouse Placers in north-western Nevada; Oregon Gold, Inc. ("Oregon Gold") owns the Bear Bench claims and Defiance mine, located in south-western Oregon; and Pacific Metals Corp. (“Pacific Metals”) owns claims in San Juan and Delores Counties, Colorado, encompassing the historic Graysill Mine.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward- looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2008 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.